Exhibit 99

FINANCIAL NEWS

FOR IMMEDIATE RELEASE

Analyst Contact: Brandon Haspett | 716-857-7697

Media Contact: Karen Merkel | 716-857-7654

National Fuel Announces CFO Transition

(March 9, 2023) WILLIAMSVILLE, N.Y. – National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) has announced a planned transition for the office of its Treasurer and Principal Financial Officer, effective May 1, 2023.

Karen M. Camiolo has announced her intent to retire after nearly 29 years of service to the Company. Camiolo joined National Fuel in 1994 as Chief Auditor after working in public accounting for 9 years at Price Waterhouse, the predecessor of PricewaterhouseCoopers LLP. Throughout her career, she has held numerous leadership positions including Controller and Principal Accounting Officer for National Fuel as well as controller, and later treasurer, of the Company’s utility, midstream, and interstate pipeline and storage companies.

Timothy J. Silverstein has been appointed to succeed Camiolo as Treasurer and Principal Financial Officer of the Company, effective with Camiolo’s retirement. Silverstein has served as Treasurer of National Fuel Gas Distribution Corporation, the Company’s utility subsidiary, since July 2021, as well as Treasurer of National Fuel Gas Supply Corporation and Empire Pipeline, Inc., the Company’s pipeline and storage subsidiaries, and National Fuel Gas Midstream Company, LLC, the Company’s gathering subsidiary. Silverstein is the Company’s former director of Investor Relations.

Silverstein received his bachelor’s degree in Computer Engineering from the University at Buffalo as well as his master’s degree in Business Administration. He joined National Fuel in 2008 as part of the Company’s management development program. Previous to that, he held positions at Citi and HSBC Bank. A resident of Clarence, Tim is married with 3 children.

“On behalf of National Fuel’s board of directors and our employees, we are grateful to Karen for providing decades of committed service on behalf of the Company’s shareholders and customers,” said David P. Bauer, President and Chief Executive Officer of National Fuel Gas Company. “In her many roles throughout her career, Karen consistently delivered excellent guidance on all matters within her significant expertise. We wish her all the best in her retirement.”

About National Fuel Gas Company: National Fuel is a diversified energy company headquartered in Western New York that operates an integrated collection of natural gas assets across four business segments: Exploration and Production, Pipeline and Storage, Gathering, and Utility. Additional information about National Fuel is available at www.nationalfuel.com.